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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 33-91084

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 30, 1997)
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                                1,750,000 Shares
                             GLIMCHER REALTY TRUST

                      Common Shares of Beneficial Interest

[GLIMCHER REALTY TRUST LOGO]

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Glimcher Realty Trust (collectively, with all entities in which it has a direct or indirect ownership interest, the "Company") is a fully-integrated, self-administered and self-managed real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls (including, more recently, value-oriented super regional malls) and community shopping centers (including single tenant retail properties). The Company currently owns interests in and operates 115 retail properties, consisting of 11 regional malls and 104 community centers (which include 17 single tenant retail properties) (collectively, the "Properties"), located in 24 states. See "Prospectus Supplement Summary" and "Recent Developments."

All of the common shares of beneficial interest, $.01 par value per share (the "Common Shares"), offered hereby (the "Offering") are being sold by the Company. The Common Shares are listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "GRT." The last reported sales price of the Common Shares on the NYSE on September 30, 1997, was $22.9375 per share. See "Price Range of Common Shares and Distributions."

The Common Shares are subject to certain restrictions on ownership designed to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer" in the accompanying Prospectus.

SEE "RISK FACTORS" ON PAGES S-5 TO S-11 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Prudential Securities Incorporated (the "Underwriter") has agreed to purchase from the Company 1,750,000 Common Shares offered hereby for an aggregate purchase price of $38,185,000. The Company has granted the Underwriter a 30-day over-allotment option to purchase up to 262,500 additional Common Shares. If all such shares are purchased by the Underwriter, the aggregate purchase price will be $43,912,750.

The Common Shares offered hereby may be offered by the Underwriter from time to time in one or more transactions on the NYSE or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Underwriting."

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting." The expenses payable by the Company are estimated to be $300,000.

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The Common Shares are offered by the Underwriter, subject to delivery by the
Company and acceptance by the Underwriter, to prior sale and withdrawal, cancellation or modification of the offer without notice. Delivery of the Common Shares to the Underwriter is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York on or about October 6, 1997.

                       PRUDENTIAL SECURITIES INCORPORATED

September 30, 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING PURCHASES OF THE COMMON SHARES TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON SHARES TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON SHARES MAINTAINED BY THE UNDERWRITER AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

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                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus, or incorporated herein or therein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriter's over-allotment option will not be exercised. In addition, unless the context otherwise requires, references to the Company in this Prospectus Supplement and the accompanying Prospectus shall be deemed to include Glimcher Realty Trust, a Maryland real estate investment trust ("Glimcher Realty Trust"), and Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), as well as all entities in which Glimcher Realty Trust has a direct or indirect ownership interest. The term "Properties" refers to the 115 retail properties in which the Company holds an interest as of the date of this Prospectus Supplement, unless another date is specified, in which case the term "Properties" shall refer to the retail properties in which the Company holds an interest as of that date.

                                  THE COMPANY

     Glimcher Realty Trust is a fully-integrated, self-administered and self-managed Maryland real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls (including, most recently, value-oriented super regional malls) ("Mall Properties") and community shopping centers (including single tenant retail properties) ("Community Centers"). As of June 30, 1997, the Company owned interests in and operated 113 Properties, consisting of 9 Mall Properties and 104 Community Centers (including 17 single tenant retail properties) located in 24 states. As of June 30, 1997, the Properties contained an aggregate of approximately 18.6 million square feet of gross leasable area ("GLA") and were approximately 95% leased. On July 2, 1997, the Company acquired, through a joint venture, its 10th Mall Property located in Dayton, Ohio ("The Dayton Mall") which contains approximately 1.3 million square feet of GLA and as of September 26, 1997 was approximately 92.1% leased. On August 14, 1997 the Company opened its 11th Mall Property, The Great Mall of the Great Plains ("The Great Mall of the Great Plains"), a value-oriented regional mall located in Olathe, Kansas (a suburb of Kansas City) that contains approximately 800,000 square feet of GLA. This Mall Property, which the Company developed through a joint venture, was approximately 83% leased as of September 26, 1997.

     The Company is focused on achieving growth in multiple retail formats which appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, the Company has developed new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. The Company is committed to developing and acquiring retail properties throughout the United States that individually, or in combination with other properties owned by the Company, are capable of becoming the dominant retail properties in their markets.

     Consistent with its strategy, the Company is in the preliminary stages of developing, through joint ventures, two additional value-oriented super regional malls located in Elizabeth, New Jersey (the "Jersey Gardens") and Carson, California (the "LA Metro Mall"), each of which is expected to include a unique combination of value-oriented tenant retail space and a full service entertainment complex. The construction of the Jersey Gardens is expected to commence in the fourth quarter of 1997 and construction of the LA Metro Mall is expected to commence in the second quarter of 1998. Additionally, the Company has, since its second public equity offering in June 1995 (the "Second Offering"), accomplished the following: (i) in October 1996, the Company acquired from Retail Property Investors Inc. ("RPI") 22 Wal-Mart anchored Community Centers containing an aggregate of approximately 4.4 million square feet of GLA located in 9 states (the "RPI Acquisition"); (ii) in November 1996, the Company, through a joint venture, acquired The Mall at Johnson City ("The Mall at Johnson City") containing an aggregate of approximately 549,000 square feet of GLA located in Johnson City, Tennessee; (iii) in July 1997, the Company acquired, through a joint venture, The Dayton Mall; (iv) in August 1997, the Company opened The Great Mall of the Great Plains; and (v) the Company has entered into a contract to acquire through a joint venture, an approximate 89%

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interest in and an option to acquire the remaining 11% interest in, the entity which owns the Colonial Park Mall, a regional mall located in Harrisburg, Pennsylvania (the "Harrisburg Property"), containing approximately 744,000 square feet of GLA (the "Harrisburg Acquisition"). See "Recent Developments."

     Herbert Glimcher, the Company's Chairman and Chief Executive Officer, and David J. Glimcher, the Company's President and Chief Operating Officer, have been involved in the acquisition, leasing, management and development of retail properties for approximately 37 and 23 years, respectively. The Company has assembled a management team that together possesses the skill and sophistication necessary to execute its strategy. New senior management appointments include experienced professionals in development, finance, human resources, leasing, legal and marketing. The Company believes that its team approach to property management and its ability to develop high quality and innovative retail properties on a cost effective basis combined with its established relationships with national and regional tenants and its extensive experience in understanding the needs of local tenants provide the Company with strategic advantages over other retail property operators and developers in the Company's market areas.

                                  THE OFFERING

Common Shares Offered Hereby..........................    1,750,000 Common Shares
Common Shares to be Outstanding after the Offering....    23,660,544 Common Shares(1)
Use of Proceeds.......................................    To repay indebtedness outstanding
                                                          under the Company's revolving credit
                                                          facility. See "Use of Proceeds."
NYSE Symbol...........................................    GRT

---------------
(1) Excludes (i) 2,603,841 Common Shares which may be issued upon redemption of the Operating Partnership's units of partnership interest ("Units"), (ii) 919,705 Common Shares which may be issued upon exercise of currently outstanding options granted under the Company's 1993 Employee Share Option Plan and 1993 Trustee Share Option Plan and (iii) up to 1,482,288 Common Shares which may be issued in the future upon conversion of the Company's currently outstanding Series A Convertible Preferred Shares (based on a market price per share of $22.9375 on September 30, 1997 and exclusive of any discount upon conversion which may apply). See "Recent
    Developments -- Financing Strategies -- Nomura Transactions."

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                                  RISK FACTORS

     An investment in the Common Shares offered hereby involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus Supplement and incorporated herein by reference, in connection with an investment in the Common Shares offered hereby.

     This Prospectus Supplement and the accompanying Prospectus include certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus Supplement and the accompanying Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), the use of proceeds of the Offering, expansion and other development trends of the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to: the effect of economic and market conditions; failure to consummate financing and joint venture arrangements, including the failure of Nomura Asset Capital Corporation ("Nomura") to acquire preferred shares or to provide permanent financing; development risks, including lack of satisfactory financing, construction and lease-up delays and cost overruns; the level and volatility of interest rates; the financial stability of tenants within the retail industry; the rate of revenue increases versus expense increases; and the other risks set forth below.

     RISKS ASSOCIATED WITH THE RECENT ACQUISITION OF MANY OF THE COMPANY'S PROPERTIES; LACK OF OPERATING HISTORY. The Company is currently experiencing a period of rapid growth. Twenty-five of the Properties were acquired in 1996 and 1997 and the Company is in various stages of negotiations regarding the acquisition of additional properties. These recently acquired properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of such properties may decline under the Company's management. The Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

     RISKS OF EQUITY REAL ESTATE INVESTMENTS.

     General Real Estate and Local Economic Conditions. Real property investments are subject to varying degrees of risk. If the Company's properties do not generate sufficient income to meet operating expenses, including debt service, lease payments, capital expenditure requirements and tenant improvements, the Company's ability to make distributions to its shareholders will be adversely affected. Income from the Properties may be adversely affected by the general economic climate, local economic conditions, and other local conditions such as oversupply of space or a reduction in demand for rental space and newly developed properties, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance, and increased operating costs (including real estate taxes and insurance). Income and real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In certain areas of the country there may be an

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oversupply of retail space. There can be no assurance that the Company will be able to re-lease space as tenants move out or as to the new rents the Company may be able to charge the new tenants at such space.

     Bankruptcy and Financial Condition of Tenants; Tenant Termination
Rights. Since substantially all of the Company's income is derived from rental payments, the Company's cash available for distribution will be adversely affected if a significant number of the Properties' tenants were unable to meet their obligations to the Company, or if the Company were unable to lease on economically favorable terms vacant space in the Properties. At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution. If the tenant affirms its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). In this regard Elder-Beerman, which accounted for approximately 2.1% of the total revenues from the Properties for the year ended December 31, 1996, has filed for bankruptcy under the United States Bankruptcy Code. As of the date of this Prospectus Supplement, Elder-Beerman has not yet assumed or renegotiated the leases and is paying rent on a current basis. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in a reduction in the percentage rent paid by such tenant or in the failure to make rent payments when due. Furthermore, certain of the Company's tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels or profit margins are not achieved or if an exclusive use provision is violated, all of which may adversely affect the Company's cash available for distribution.

     Competition. There are numerous commercial developers, real estate companies and major retailers that compete with the Company. In particular, some of these entities are engaged in the development or ownership of value-oriented retail properties that compete with the Company in seeking tenants. This results in competition for acquisition of prime locations and for tenants who will lease space in the value-oriented retail properties that the Company and its competitors own or operate. The development of new super regional outlet malls or other value-oriented retail shopping centers with more convenient locations or better rents may attract the Company's tenants or cause them to seek more favorable lease terms at or prior to renewal, and, accordingly, may adversely affect the business, revenues or value of the Company's value-oriented retail Properties. In addition, traditional retailers may increase their competition with value-oriented retailers for the limited pool of consumers by engaging in marketing and selling activities similar to those of value-oriented retailers, thus blurring the distinction between traditional retailers and value-oriented retailers. Furthermore, the Company may face competition from alternate forms of retailing, including home shopping networks, mail order catalogues and on-line based shopping services which may limit the number of retail tenants that desire to seek space in shopping center or mall properties generally, all of which may adversely affect the Company's cash available for distribution.

     RISKS ASSOCIATED WITH BORROWING; THE MORTGAGE LOANS AND CREDIT FACILITY.

     Balloon Payments. Of the approximately $469.9 million of mortgage indebtedness of the Company outstanding as of June 30, 1997, approximately $40.9 million is due in 1997 (the maturity on approximately $34.4 million of which may be extended, at the Company's option, for one year), approximately $9.5 million is due in 1998, approximately $149.1 million is due in 1999, approximately $142.2 million is due in 2000, approximately $24.2 million is due in 2001, approximately $55.7 million is due in 2002 and approximately $40.0 million is due in 2003. In addition, the Company's $190 million secured credit facility (the "Credit Facility") matures on July 31, 1998, which maturity date may be extended at the option of the Company to July 31, 1999. Furthermore, the Company may finance future investments with debt obligations that will provide for the repayment of principal in a lump sum or "balloon" payment at maturity. The ability to repay indebtedness at maturity or otherwise may depend on the ability of the Company either to refinance such indebtedness or to sell properties. The Company has no commitments with respect to refinancing any existing

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or future balloon payments. There can be no assurance that such refinancing will be available on reasonable terms and conditions, that such a sale will occur or that the amounts received from such sale will be sufficient to make the required balloon payments. If the Company is unable to repay any of its indebtedness on or before the respective maturity dates thereof, the Company may have to borrow against properties that are not encumbered or under the Credit Facility, to the extent the Company has availability thereunder, to meet such repayments.

     No Limitation on Debt. The Company's Board of Trustees determines the financing policies of the Company. Although the Company intends to maintain a ratio of debt to Total Market Capitalization (as defined in "Recent Developments -- Financing Strategies") of less than 60%, the organizational documents of the Company do not contain any limitation on the amount of indebtedness that the Company may incur or the ratio of debt to Total Market Capitalization that the Company must maintain. Accordingly the Company's Board of Trustees can amend or revise the Company's policies with respect to the amount of debt the Company will incur at any time without a vote of the Company's shareholders. Although the trustees of the Company have no present intention to change any of these policies, revisions to these policies could result in a more highly leveraged company with an increased risk of default on indebtedness and an increase in debt service charges. The Company may also, without shareholder vote, continue to use leverage through borrowing under the Credit Facility and on its unencumbered properties to increase the number and size of its investments. Such use of leverage presents an additional element of risk in the event that cash flow from the Properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Substantially all of the Properties are pledged as security for repayment of mortgage indebtedness (the "Mortgage Loans") or indebtedness under the Credit Facility.

     Risk of Rising Interest Rates and Variable Rate Debt. Increases in interest rates on variable rate indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and its ability to pay distributions to shareholders. The Credit Facility and approximately $68.0 million of the Mortgage Loans bear interest at variable rates.

     Certain Debt Covenants. The Mortgage Loans and the Credit Facility impose certain financial and operating restrictions on the Company and the Properties subject to such indebtedness and also impose restrictions on subordinated financing secured by such Properties and financings of other assets and properties of the Company. These restrictions include restrictions on borrowings, prepayments and distributions. Additionally, the Credit Facility requires the Company to meet certain financial tests and some of the Mortgage Loans provide for certain prepayment penalties each of which could restrict the financial flexibility of the Company. The $181.0 million Mortgage Loan from Nomura (the "IPO Loan") made in connection with the Company's initial public offering (the "IPO"), among other things, permits the removal of the Company as manager of the 56 Properties securing the IPO Loan if (a) there is an event of default under the IPO Loan, including a breach of the financial covenants, and the lender institutes proceedings to enforce its rights thereunder, or (b) the sum of net operating income and interest on certain government obligations falls below a certain level, subject to certain circumstances, for three consecutive months.

     RELIANCE ON MAJOR TENANTS. As of June 30, 1997, the Company's three largest tenants were Wal-Mart, Kmart and Lowe's, which represented approximately 10.5%, 8.8% and 4.8%, respectively, of the Company's annualized minimum rents. No other tenant represented more than 3% of the aggregate annualized minimum rents of the Properties as of such date. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by any of such tenants, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances (including asbestos-containing materials) on or in such property. Such enactments often impose such liability without regard to whether the owner or operator knew of or was

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

responsible for the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's or operator's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner or operator. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. In addition, liability may be imposed for the release of asbestos-containing materials into the air. The Company may be liable for costs associated with environmental matters in connection with its ownership and operation of the Properties.

     The properties underlying the proposed Jersey Gardens and the LA Metro Mall contain hazardous substances as a result of having previously been used as landfills. Consent decrees have been entered into with respect to each site, between, among others, governmental agencies, the current owner of each respective property and, with respect to the Jersey Gardens site, the joint venture. Pursuant to the consent decrees, the current owners of the Jersey Gardens and the LA Metro Mall have agreed to take necessary action to remediate their respective sites. Although the current owner of the Jersey Gardens site, which the Company intends to acquire through a joint venture for approximately $33.0 million, will remain responsible for completion of the remediation thereof, such joint venture has committed, in accordance with the consent decree, to deposit $10.0 million in escrow, $9.0 million of which will be used to reimburse the current owner of the site for remediation costs. The remediation of the LA Metro Mall site, which the Company intends to acquire through a joint venture for approximately $33.3 million, will be completed by such joint venture at a cost to it currently estimated to be approximately $32.0 million, including operation and maintenance expenses. Upon completion of the remediation at each site, such joint venture will not have any liability to third parties or governmental agencies related to the environmental matters covered by the consent decrees with respect to such site. No assurance can be given as to the final aggregate cost to either joint venture of remediating either of these sites or the time it will take to complete each remediation. Such increases in cost or delays in remediation could adversely affect the development of the related metro mall project.

     RESTRICTIONS ON AND RISKS OF DEVELOPMENT ACTIVITIES. In addition to completing its existing development activities, the Company intends to selectively pursue development projects, including the development through joint ventures of the LA Metro Mall and the Jersey Gardens. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company will incur certain risks in connection with development activities. These risks include the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that the Company may not be able to obtain permanent financing to replace construction loans and the risk that such permanent financing may contain terms which are not favorable to the Company; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In case of an unsuccessful development project, the Company's loss could exceed its investment in the project.

     CERTAIN LIMITATIONS ON PROPERTY SALES AND CONFLICTS OF INTEREST. The Operating Partnership may not enter into certain transactions, including the sale of all or substantially all of its assets, unless the approval of holders of a majority of the Units (other than the Company) consent to any such transaction. This majority vote requirement effectively means that any such transaction must be approved by Herbert Glimcher and David J. Glimcher because they own approximately 6.4% of the Units in the Operating Partnership (which constitutes more than a majority of the Units in the Operating Partnership other than those owned by the Company). This veto right may limit the ability of the Company to enter into a liquidating transaction that may be in the shareholders' interest.

     In this regard, unlike persons acquiring shares in the Offering, Herbert Glimcher and David J. Glimcher also own Units in the Operating Partnership. As a result of their status as holders of both Common Shares and Units, they have interests that conflict with shareholders with respect to business decisions affecting Glimcher Realty Trust and the Operating Partnership. In particular, Herbert Glimcher and David J. Glimcher, as holders of Units, may suffer different and/or more adverse tax consequences than Glimcher Realty Trust upon the sale or refinancing of some of the Properties as a result of unrealized gains attributable to certain Properties. Herbert Glimcher and David J. Glimcher and Glimcher Realty Trust, therefore, may have

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different objectives regarding the appropriate pricing and timing of any sale or refinancing of certain of the Properties. Although Glimcher Realty Trust
(through a wholly owned subsidiary), as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, Herbert Glimcher and David J. Glimcher might seek to influence Glimcher Realty Trust not to sell or refinance certain of the Properties, even though such sale might otherwise be financially advantageous to Glimcher Realty Trust, or may seek to influence Glimcher Realty Trust to refinance a Property with a higher level of debt than would be in the best interests of Glimcher Realty Trust.

     RISK OF GEOGRAPHIC CONCENTRATION. The Properties are located principally in the midwestern and, to a lesser extent, eastern United States. The Company's results of operations and distributions to shareholders therefore will be subject generally to economic conditions in those regions.

     THIRD PARTY INTERESTS IN CERTAIN PROPERTIES. The Company owns partial interests in three Mall Properties (The Great Mall of the Great Plains, The Mall at Johnson City and The Dayton Mall). In addition, the Company expects to own partial interests in the Jersey Gardens, the LA Metro Mall and the Harrisburg Property, and may own partial interests in additional properties in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present with respect to wholly owned properties, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Additionally, where the Company serves as the managing member of a property owning entity, it may have certain fiduciary responsibilities to the other participants in such entity. The Company will seek to maintain sufficient influence with respect to the management of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

     With respect to the entities that own The Great Mall of the Great Plains, The Mall at Johnson City and The Dayton Mall, the approval or consent of the other partners is required for all major decisions, including the sale or refinancing of such properties, certain capital improvements and alterations, the borrowing of funds, revisions to such properties' business plans and budgets after they have been approved by the partners, certain modifications to leases, the making of any distributions other than as provided in the operating agreements and certain other changes in the operations of such properties or entities which own such properties. To the extent such approvals or consents are not forthcoming or delayed, the Company may experience difficulty in, or may be prevented from, implementing its plans with respect to such properties or property owning entities. Furthermore, the Company may, in certain circumstances, including the occurrence of a default under the operating agreements of such entities or the management agreements between such entities and the Company, be removed as the manager of such properties. Additionally, the Company may be removed as the managing member of the entity owning The Great Mall of the Great Plains upon an event of default under the operating agreement of such entity. In the event the Company is removed as either the manager or the managing member, the Company would lose day to day control over the related property. Each of the operating agreements for the entities which own The Great Mall of the Great Plains, The Mall at Johnson City and the Dayton Mall also contain provisions whereby the Company may be forced to sell all of its interest in, or buy all of its partners interest in, such entity or property. Such provisions may be triggered at a time when it is not advantageous for the Company to either buy or sell its interest in such entity or property. The agreements governing the property owning entities of the proposed Jersey Gardens, the LA Metro Mall and the Harrisburg Property, as well as agreements governing future ventures, are expected to contain similar provisions.

     RISK THAT PROPOSED ACQUISITIONS WILL NOT BE CONSUMMATED. The Harrisburg Acquisition is subject to the satisfaction of a number of conditions, certain of which are material and beyond the control of the Company and, unless satisfied, could result in the property not being acquired. In addition, the purchase and the commencement of development of the Jersey Gardens and the LA Metro Mall are subject to a number of conditions, including the joint venture obtaining local bond financing, which if not satisfied, could result in the property not being acquired and developed by the Company. Additionally, from time to time the Company, in connection with a proposed acquisition or development will advance funds, which may be secured or unsecured, to the owner of the property the Company contemplates acquiring in order to accelerate the commencement and completion of certain renovations or improvements which the Company believes will enhance the value of the property. As of August 31, 1997, approximately $7.3 million was advanced by the Company in connection with the development of the Jersey Gardens and the LA Metro Mall and the acquisition of the Harrisburg Property. There can be no assurance that if such contemplated acquisitions do not occur any funds advanced will be repaid or when such repayment will occur.

     ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL RESULTING FROM A STAGGERED BOARD AND THE ABILITY OF THE COMPANY TO ISSUE PREFERRED SHARES. In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year.

     To ensure that the Company will not fail to qualify as a REIT under this test, the Declaration of Trust of the Company authorizes the trustees to take such action as may be required to preserve its qualification as a REIT and to limit any person, other than (i) Messrs. Herbert Glimcher and David J. Glimcher, and (ii) any trustee, employee of the Company and any other person approved by the trustees, to direct or indirect ownership of 8% of the lesser of the number or value of the outstanding shares of beneficial interest of the Company; provided, however, in no event may the trustees grant an exemption from the foregoing ownership limitation to any trustee, employee or other person whose ownership, direct or indirect, of in excess of 8% of the lesser of the number or value of the outstanding shares of beneficial interest of the Company would result in the termination of the Company's status as a REIT. This limitation on ownership does not apply to the Common Shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David J. Glimcher, who are limited to an aggregate 25% direct or indirect ownership interest in the Company, or to Nomura which is excepted to the extent necessary to permit it, or its affiliates, to acquire and maintain ownership of 34,000 Preferred Shares (as defined below) and any Common Shares issuable upon conversion thereof to the extent it does not jeopardize the Company's qualification as a REIT. Thus, there can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of the outstanding shares of beneficial interest of the Company, thereby causing the Company to fail to qualify as a REIT. The ownership limits may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be attractive to the shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor attempted to assemble a block of Common Shares in excess of 8% in number or value of the outstanding shares of beneficial interest of the Company or otherwise to effect a change of control of the Company.

     The Company's Board of Trustees is divided into three classes of trustees. The terms of Class I, Class II and Class III trustees currently expire in 1998, 1999 and 2000, respectively. Trustees for each class will be chosen for a three year term upon the expiration of their current term, and each year one class of trustees will be elected by the shareholders. The staggered terms for trustees may affect the ability of shareholders to change control of the Company even if a change of control were in the interests of shareholders.

     The Company's Declaration of Trust authorizes the Board of Trustees to establish one or more series of preferred shares of beneficial interest ("Preferred Shares") and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. To date the Company has issued the Series A Convertible Preferred Shares (the "Series A Preferred Shares") in connection with the Nomura transactions (see "Recent Developments -- Financing Strategies -- Nomura Transactions"). It is possible that the Board of Trustees could authorize the Company to issue another series of Preferred Shares that could, depending on the terms of such series, deter or impede a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interest or in which shareholders might receive a premium for their shares over the then current market price of such shares.

     CONSEQUENCES OF THE FAILURE TO QUALIFY AS A REIT. The Company operates in such fashion so as to enable it to qualify as a REIT under the Code. No assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions, of which there are only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the Federal income tax consequences of such qualification. Congress has recently adopted legislation to modify certain tax rules concerning REITs. The Company believes that none of such modifications will significantly and adversely affect the Company's ability to operate as a REIT.

     If the Company fails to qualify as a REIT, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions. To the extent that distributions to shareholders may have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

     TAX RISKS OF THE COMPANY'S OWNERSHIP INTERESTS IN CERTAIN PARTNERSHIPS AND OTHER VENTURES. All of the Company's property interests and other investments are made or held through the Operating Partnership or partnerships, limited liability companies or other ventures in which the Operating Partnership has an interest (the "Subsidiary Partnerships"). The ownership of these interests may involve special tax risks for the Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of the Company, or a challenge to the status of the Operating Partnership or the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by the Company, Operating Partnership or the Subsidiary Partnerships or the owners of the Subsidiary Partnerships that could adversely affect the Company's qualification as a REIT, for example, by requiring the sale of a property. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, based on certain representations of the Company, the Operating Partnership and each of the Subsidiary Partnerships will be treated for Federal income tax purposes as partnerships (and not as associations taxable as corporations). If the Operating Partnership or any Subsidiary Partnership were treated as an association, such entity would be taxable as a corporation, with the consequences, among others, that if the Company's ownership interest in any such entity exceeded 10% of such entity's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such entities to the Company would be treated as dividends; and the Company would not be able to deduct its share of losses, if any, generated by such entity in computing its taxable income.

                              RECENT DEVELOPMENTS

ACQUISITIONS

     Completed Acquisitions. The Company's objective is to acquire retail properties which appeal to a wide range of national and regional tenants. In acquiring properties, the Company focuses primarily on those which, individually or in combination with other properties owned by the Company, are capable of becoming the dominant retail properties in their respective trade areas. Additionally, the Company seeks accretive acquisitions which can achieve increases in cash flow as a result of the Company's management and leasing expertise. Consistent with this strategy, the Company, since the Second Offering, has (i) completed the acquisition of 24 Community Centers totalling approximately 4.8 million square feet of GLA for an aggregate purchase price of approximately $215.3 million and (ii) acquired interests in two Mall Properties totalling approximately 1.8 million square feet of GLA for a total purchase price of approximately $135.0 million.

     The recent acquisitions of The Dayton Mall and The Mall at Johnson City, as well as the RPI Acquisition, are recent examples of management's implementation of the Company's acquisition strategy. The Dayton Mall, located in Dayton, Ohio, was acquired in a joint venture with Nomura on July 2, 1997 for a total purchase price of approximately $91.0 million. This Mall Property is a super regional mall that contains approximately 1.3 million square feet of GLA. Tenants include four anchors (JC Penney, Lazarus, McAlpin's and Sears), 142 mall shops, an eight-screen theater and 14 food court tenants. The Company also developed and currently owns The Mall at Fairfield Commons, an approximately 1.0 million square foot super regional mall which opened in 1993. With The Dayton Mall acquisition, the Company believes it has secured its position as the dominant retailer within the Dayton, Ohio market.

     The Mall at Johnson City, located in Johnson City, Tennessee, was acquired in a joint venture with Nomura in November 1996 for a total purchase price of approximately $44.0 million. This Mall Property is a regional mall that contains approximately 549,000 square feet of GLA. Tenants include five anchors (JC Penney, Sears, Goody's, Proffitt's for Her and Proffitt's for Men, Kids & Home) and 70 mall shops. The acquisition of this asset added to the portfolio a regional mall property featuring a solid group of anchor tenants that is well positioned in a strong market. This Mall Property has the potential for growth through the addition of an anchor and mall shops.

     In October 1996, the Company completed the RPI Acquisition, pursuant to which it acquired 22 Wal-Mart anchored Community Centers containing an aggregate of approximately 4.4 million square feet of GLA located in the states of Ohio, Indiana, Kentucky, Wisconsin, Tennessee, South Carolina, North Carolina, Georgia and Virginia, for approximately $197.0 million. As a result of the RPI Acquisition, the Company acquired a significant number of Community Centers that the Company believes are or can be dominant in their markets and at the same time diversified the overall geographical and anchor tenant concentrations across its portfolio.

     Proposed Acquisitions. The Company expects to consummate, in a joint venture arrangement with Nomura, the Harrisburg Acquisition in October 1997 at a cost of approximately $48.0 million in cash. Pursuant to the Harrisburg Acquisition, the joint venture will acquire an approximate 89% interest in, and an option to acquire the remaining 11% interest in, the entity which owns the Colonial Park Mall, an approximately 744,000 square foot regional mall, located in Harrisburg, Pennsylvania, that contains three anchors (Boscov's, The Bon Ton and Sears), 89 mall shops and eleven kiosks. The Company will own a 40% interest in the joint venture and Nomura will own a 60% interest in the joint venture. Of the purchase price for the Harrisburg Property, $36.0 million will be paid from the proceeds of a first mortgage loan made by Nomura. The loan will bear interest at the rate of 8.27% per annum for the first 10 years of its term and thereafter at the per annum rate equal to the greater of 12.27% or 5.5% in excess of the 20 year treasury rate at such time. The loan will be repaid in level monthly payments of principal and interest over 30 years and is prepayable after 10 years without penalty. The completion of the Harrisburg Acquisition is subject to the satisfaction of various closing conditions, certain of which are material and beyond the control of the Company. Accordingly, no assurance can be given that the Company will consummate such acquisition. See "Risk
Factors -- Risk that Proposed Acquisitions will Not Be Consummated."

     The Company is in various stages of negotiations with respect to the acquisition of interests in additional retail properties. The Company has entered into non-binding letters of intent with respect to certain of these properties, however, no assurance can be given that the Company will be successful in acquiring any or all of such properties.

     The following table provides information on the Company's acquisitions since the Second Offering:

  ------------------------------------------------------------------------------------------------------------------
                                                     PURCHASE
                                                      PRICE                                                         PERCENT
                                                    (MILLIONS)     PERCENT                            GLA          LEASED AT
  ACQUISITION DATE         PROPERTY/LOCATION        (APPROX.)       OWNED      PROPERTY TYPE       (APPROX.)     JUNE 30, 1997
  ----------------     -------------------------    ----------     -------   ------------------    ---------     -------------
  3rd Qtr 95           Twin County Plaza
                         Galax, VA                    $  5.8         100%    Community Center        160,713           99%
  1st Qtr 96           Delaware Community Plaza
                         Delaware, OH                 $ 12.5         100%    Community Center        153,451          100%
  4th Qtr 96           RPI Acquisition
                         (22 Properties)
                         9 States                     $197.0         100%    Community Centers     4,449,279(1)        97%
  4th Qtr 96           The Mall at Johnson City
                         Johnson City, TN             $ 44.0        33.3%(2) Mall Property           548,823           94%
  3rd Qtr 97           The Dayton Mall
                         Dayton, OH                   $ 91.0          40%(2) Mall Property         1,315,605           N/A
  ------------------------------------------------------------------------------------------------------------------

(1) One of the properties acquired in the RPI Acquisition, Applewood Village located in Freemont, Ohio, containing approximately 140,000 square feet of GLA, was sold by the Company in April 1997. The Company has also entered into a contract, subject to the satisfaction of certain conditions, to sell a second property acquired in the RPI Acquisition, Piedmont Plaza located in Greenwood, South Carolina, containing approximately 249,000 square feet of GLA. There can be no assurance that such sales transaction will be consummated.

(2) After payment of certain preferred returns, the Company will receive 50% of all profits, losses and all distributions of proceeds from sales, refinancings, other capital events or liquidation.

DEVELOPMENT

     The Company expects that it will continue to increase its portfolio by developing new retail properties in stable markets where the Company's Properties are expected to establish dominant positions in their respective trade areas. The Company's management team has developed over 100 retail properties nationwide and has significant experience in all phases of the development process, including site selection, zoning, design, predevelopment leasing, construction financing and construction management.

     The Company has begun developing value-oriented super regional malls while continuing to acquire and develop traditional regional mall and community shopping center properties. These malls transcend the typical design and format of the value-oriented mall by combining the amenities and comforts of a contemporary regional mall with significant entertainment facilities and diversified tenants. The Company has recently strengthened its management team with the addition of senior executives with substantial experience in leasing and developing properties of this type. On August 14, 1997, the Company opened The Great Mall of the Great Plains, the first of its value-oriented and entertainment super regional malls. The approximately 800,000 square foot initial phase of the mall features 10 anchors and 130 mall shops. The Great Mall of the Great Plains features a unique mix of tenants, including department stores, manufacturers retail outlets, factory outlets, factory direct retailers and specialty stores. The entertainment area includes a 16-screen state-of-the-art cinema complex, a 12-restaurant food court and Jeepers, an approximately 30,000 square foot family entertainment anchor. A planned second phase of the project, not yet under construction, is expected to include themed restaurants and additional entertainment venues.

     The Company through a joint venture has entered into contracts to purchase the land for each of the Jersey Gardens and the LA Metro Malls. Purchase of the land and the commencement of development of each of the Jersey Gardens and the LA Metro Mall are subject to a number of conditions, including the joint venture obtaining local bond financing, which, if not satisfied, could result in the property not being acquired and developed by the joint venture. The Company expects to finance its value-oriented super regional mall developments through construction loan financing and by accessing available capital under its preferred equity financing arrangement and permanent debt financing commitment with Nomura. See "-- Financing Strategies."

     The Company's recent development of Community Centers has been focused on developments in strategic locations in markets where the Company believes that the Properties either alone, or in combination with other properties owned by the Company, are capable of becoming the market's dominant retail center. Since the Second Offering, the Company has completed development and has opened five Community Centers which are expected to contain (upon completion of all phases) an aggregate of approximately 860,000 square feet of GLA at an aggregate cost of approximately $44.3 million. Typical of the Company's Community Center developments is Georgesville Square, an approximately 232,000 square foot development located in a rapidly growing area in Columbus, Ohio that was developed at a cost of approximately $18.4 million. An anchor tenant, Lowe's, opened in October 1996 while Kroger and the specialty shops opened during the second quarter of 1997. As of June 30, 1997, the Georgesville Square property was 87% leased. There can be no assurance that future developments by the Company will achieve comparable results.

     The following chart describes the development of Community Centers the Company has completed since the Second Offering:

  -------------------------------------------------------------------------------------------------
                                                      DEVELOPMENT
                                                         COST         DEVELOPMENT        PERCENT
                                                      (MILLIONS)          GLA           LEASED AT
  COMPLETION DATE          PROPERTY/LOCATION           (APPROX.)       (APPROX.)      JUNE 30, 1997
  ---------------     ----------------------------    -----------     -----------     -------------
  2nd Qtr 95          Springfield
                      Commons West                      $   9.6          180,167           100%
                      Springfield, OH
  3rd Qtr 95          Target Plaza
                        Heath/Newark, OH                $   0.2(1)        97,000           100%
  4th Qtr 95          Wal-Mart Plaza
                        Springfield, OH                 $   6.3          200,503           100%
  2nd Qtr 97          Georgesville Square
                        Columbus, OH                    $  18.4          232,000            87%
  2nd Qtr 97          Meadowview Square
                        Kent/Ravenna, OH                $   9.8          151,000            85%
  -------------------------------------------------------------------------------------------------

(1) The Company acquired the land underlying this Property and then leased such land to Target which constructed the facility.

     The following chart describes the Mall Properties (all of which are value-oriented super regional malls) the Company has completed since the Second Offering or is currently expecting to develop:

  --------------------------------------------------------------------------------------------------------
                                                             ANTICIPATED
                                                             DEVELOPMENT
                                                                COST         DEVELOPMENT
  COMPLETION/ANTICIPATED                                     (MILLIONS)          GLA
     COMPLETION DATE              PROPERTY/LOCATION           (APPROX.)       (APPROX.)
  ----------------------     ----------------------------    -----------     -----------
  3rd Qtr 97                 The Great Mall
                             of the Great Plains(1)(2)
                               Olathe, KS                      $ 116.0          800,000
  4th Qtr 99                 Jersey Gardens(1)(3)
                               Elizabeth, NJ                   $ 215.0        1,200,000
  2nd Qtr 00                 LA Metro Mall(1)(3)
                               Carson, CA                      $ 190.0        1,200,000
  --------------------------------------------------------------------------------------------------------

(1) Developed or to be developed in a joint venture with Nomura.

(2) The Company has an approximately 45% interest in The Great Mall of the Great Plains.

(3) The Company has entered into contracts to acquire the land for these properties. The Company expects to have a 30% interest in each of the Jersey Gardens and the LA Metro Mall.

REVENUE ENHANCING EXPANSIONS AND RENOVATIONS

     The Company maintains a strategy of selective expansion and renovation of its Properties in order to improve the operating performance and the competitive position of its existing Properties. The Company also engages in an active redevelopment program with the objective of attracting innovative retailers which management believes will enhance the operating performance of the Properties. Certain examples of the Company's recent Property expansions and renovations are described below.

     During 1996, the Company completed the first phase of the renovation and expansion of the Grand Central Mall in Parkersburg, West Virginia, pursuant to which a total of approximately 36,400 square feet of GLA was added to this Mall Property. The expansion focused on enhancing the entertainment component of the Property, adding a food court and expanding the existing cinema into an approximately 37,000 square foot 12-screen complex. The Company plans to make certain additional revenue-enhancing expansions of this Property, including an approximately 83,000 square foot Proffitt's which is expected to open in March 1998.

     Currently, the Company is expanding the Indian Mound Mall, located in Newark/Heath, Ohio, by approximately 122,000 square feet of GLA, which would bring its total GLA to approximately 539,000 square feet. The Company believes that this expansion will enable this Mall Property to continue to dominate its market. The expansion is consistent with the Company's focus of combining strong anchor tenants with an expanded entertainment component to provide a compelling destination focus for shoppers. The Company's plans call for the addition of an approximately 93,000 square foot Sears and expanding the current cinema from approximately 18,000 square feet to approximately 42,000 square feet, as well as adding approximately 5,000 square feet of mall shops. This expansion is scheduled to be completed during the fourth quarter of 1997 at an expected aggregate cost of approximately $3.9 million.

     The following table provides information on the Company's expansion/renovations since the Second Offering:

  --------------------------------------------------------------------------------------------------
                                                                           COST OF
                                                         COMPLETION/      EXPANSION/
                                                         ANTICIPATED      RENOVATION          GLA
                                                          COMPLETION      (MILLIONS)       EXPANSION
        PROPERTY/LOCATION             PROPERTY TYPE          DATE         (APPROX.)        (APPROX.)
  ------------------------------    -----------------    ------------     ----------       ---------
  Completed:
  The Mall at Fairfield
    Commons, Beavercreek, OH
    Expansion                       Mall Property        2nd Qtr 95         (1)               6,900
    Expansion                       Outparcel Devel.     3rd Qtr 95         (1)               9,815
  River Valley Mall,
    Lancaster, OH
    Expansion                       Outparcel Devel.     3rd Qtr 95         (1)               4,574
  River Valley Plaza,
    Lancaster, OH
    Expansion                       Community Center     3rd Qtr 95         (1)              97,000
    Expansion                       Outparcel Devel.     4th Qtr 95         (1)              40,950
  Plaza Vista Mall,
    Sierra Vista, AZ
    Expansion                       Mall Property        3rd Qtr 95         $  3.7          127,247
  Newtowne Mall,
    New Philadelphia, OH
    Expansion                       Mall Property        3rd Qtr 95         (1)               3,200
    Expansion                       Mall Property        4th Qtr 95         (1)              63,997
  Grand Central Mall,
    Parkersburg, WV
    Phase I; Renovation(2)          Mall Property        4th Qtr 95         $  4.3
    Phase II;
       Renovation/Expansion         Mall Property        4th Qtr 96         $  1.6           36,356
    Phase III;
       Renovation/Expansion         Mall Property        1st Qtr 98         $  5.4           83,000
  Morgantown Commons,
    Morgantown, WV
    Renovation/Expansion            Community Center     1st Qtr 96         $ 10.5          134,667
  Mount Vernon Plaza
    Mount Vernon, OH
    Renovation/Expansion            Community Center     1st Qtr 97         $  0.5           55,924
  Under Development:
  Indian Mound Mall(3)              Mall Property        4th Qtr 97         $  3.9          122,000
    Heath/Newark, OH
  Springfield Commons West          Community Center     4th Qtr 97         $  3.1           42,600
    Springfield, OH
  Georgesville Square               Community Center     4th Qtr 97         $  6.2           70,000
    Columbus, OH
  --------------------------------------------------------------------------------------------------

(1) Less than $100,000.

(2) Renovations of currently existing space.

(3) Sears paid for the cost of construction for its own store.

     FINANCING STRATEGIES. General. At June 30, 1997, the Company had a debt-to-Total Market Capitalization (as defined below) ratio of approximately 52.3%, based upon the closing price of the Common Shares on the NYSE on June 30, 1997. The Company expects that it may from time to time reevaluate its policy with respect to its ratio of debt to Total Market Capitalization in light of then current economic conditions, relative costs of debt and equity capital, market values of its Properties, acquisition, development and expansion opportunities and other factors, including meeting the taxable income distribution requirement for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements. "Total Market Capitalization" is defined as the sum of the Company's total equity market capitalization (including $34.0 million of Preferred Shares) plus its consolidated indebtedness. Total Market Capitalization excludes the Company's pro rata share of joint venture indebtedness.

     To the extent determined by its Board of Trustees, the Company may raise additional capital through equity offerings, debt financings, joint ventures, retention of funds from operations (subject to provisions in the Code concerning taxability of undistributed REIT income) or a combination of these methods. The Company may also finance acquisitions by borrowing funds under the Credit Facility and through the exchange of Properties.

     See "Nomura Transactions" below for a description of various financing arrangements between the Company and Nomura regarding The Great Mall of the Great Plains, the Jersey Gardens, the LA Metro Mall and the Harrisburg Property.

     Credit Facility.  In May 1997, the Company amended the Credit Facility to
(i) increase the amount the Company can borrow thereunder from $175.0 million to $190.0 million, (ii) extend the term of the Credit Facility from June 30, 1998 to July 31, 1998, which term may at the Company's option be extended to July 31, 1999, and (iii) reduce the variable tiered interest rate schedule. Borrowings under the Credit Facility currently bear interest at a rate equal to LIBOR plus 170 basis points per annum (versus a rate of LIBOR plus 225 basis points at March 31, 1997). In connection therewith, the Company granted first mortgage liens on 11 of the Properties to secure borrowings under the Credit Facility, which previously were unsecured. Payments due under the Credit Facility are guaranteed by Glimcher Realty Trust and by Glimcher Properties Corporation, a wholly owned subsidiary of the Company. As of June 30, 1997, the Company had outstanding borrowings of approximately $120.8 million under the Credit Facility. As of September 26, 1997, the Company had outstanding borrowings of approximately $150.1 million under the Credit Facility.

  Nomura Transactions

     PREFERRED EQUITY FINANCING WITH NOMURA. Pursuant to a Securities Purchase Agreement (the "Purchase Agreement") dated as of November 26, 1996, between the Company and an affiliate of Nomura (the "Nomura Affiliate"), the Nomura Affiliate agreed to purchase, from time to time upon request by the Company, one or more series of Preferred Shares of the Company, for an aggregate purchase price of up to $135.0 million. The proceeds from the initial sale of Preferred Shares were used for the acquisition, construction and development of The Great Mall of the Great Plains and any future proceeds from the sale of Preferred Shares are expected to be used by the Company for the acquisition, construction and development of the Jersey Gardens and the LA Metro Mall. Each of The Great Mall of the Great Plains, the Jersey Gardens and the LA Metro Mall (each a "Metro Mall") is to be owned by a joint venture between the Company, the Nomura Affiliate and one or more third parties. In this regard, the Company has an approximately 45% interest in The Great Mall of the Great Plains and is expected to have an approximately 30% interest in each of the Jersey Gardens and the LA Metro Mall. To secure its obligations under a series of the Preferred Shares, the Company will grant to the Nomura Affiliate a security interest in the Company's interest in the related joint venture with the Nomura Affiliate. In the event of a sale or refinancing of any Metro Mall, the proceeds therefrom shall first be applied toward the redemption of all outstanding Preferred Shares relating to such Metro Mall, with any excess proceeds payable to the owners of the entity which owns such Metro Mall, in accordance with their respective percentage interests.

     On November 27, 1996, the Company issued and sold 34,000 Series A Preferred Shares with an initial liquidation preference of $1,000 per share, to the Nomura Affiliate for approximately $34.0 million. See "Series A Convertible Preferred Shares." The proceeds of such sale were applied to the acquisition, construction and development of The Great Mall of the Great Plains. The Purchase Agreement provides that (i) up to an additional 6,000 Series A Preferred Shares may be sold to the Nomura Affiliate, upon request by the Company subject to certain conditions, on or prior to November 27, 1997 to use with respect to The Great

Mall of the Great Plains and (ii) the purchase and sale of the initial shares of any other series of Preferred Shares be completed no later than November 26, 2006. The obligation of the Nomura Affiliate to purchase additional Preferred Shares is subject to the satisfaction of certain conditions. There can be no assurance that such conditions will be satisfied or that the purchase of such additional Preferred Shares will occur.

     PERMANENT DEBT FINANCING WITH NOMURA. Pursuant to a written commitment, Nomura has agreed to provide permanent first mortgage financing for The Great Mall of the Great Plains, the Jersey Gardens and the LA Metro Mall. The principal amount of each loan would be based on the net operating income of the Metro Mall, loan to value and debt service coverage ratios with respect to the Metro Mall and a debt service coverage constant. Each loan would mature in 15 years and provide for level monthly payments of principal and interest based on a 25 year amortization schedule. Nomura's obligation to fund a loan is subject to, among other things, completion of each Metro Mall within a prescribed time limit, procurement of certain minimum lease commitments and satisfactory completion of due diligence.

     Interest on the loans will be equal to the yield on the U.S. Treasury security with a maturity comparable to the maturity date of the loan plus a spread of between 165 to 220 basis points depending on various factors. Nomura will have the option to cross-collateralize and cross-default loans on the Metro Malls if they have similar ownership structures. In the event the loans are cross-collateralized and cross-defaulted, less than all of the Metro Malls may be released provided that the remaining Metro Malls satisfy certain financial covenants and, upon repayment to Nomura of 125% of the original principal amount of the loan allocated to the Metro Malls seeking release and a yield maintenance payment. Subsequent to the date which is two years after the loans are sold into securitization, all collateral will be released upon the prepayment by the Company to Nomura of the then principal balance of the loans, all accrued interest and a yield maintenance payment. No subordinate debt will be permitted on any Metro Mall during the term of the loans. Under certain circumstances, including a payment default, Nomura may replace the Company affiliated property manager with a third party property manager. Nomura shall also have the right, under certain limited circumstances, including a payment default for two or more consecutive quarters, to appoint, only during the continuance of such circumstances, two directors to the board of each borrower.

     Pursuant to a written commitment, Nomura has also agreed to provide permanent first mortgage financing for the Harrisburg Acquisition on terms substantially similar to those set forth above, except that the loan shall (i) have a maturity of 30 years, (ii) bear interest at the rate of 8.27% per annum for the first 10 years of its term and thereafter at the per annum rate equal to the greater of 12.27% or 5.5% in excess of the 20 year treasury rate at such time and (iii) provide for level monthly payments of principal and interest based on a 30 year amortization schedule. The loan is prepayable after 10 years without penalty.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of Common Shares offered hereby, after deducting the Underwriter's discount and commissions and estimated offering expenses, are expected to be approximately $37,885,000 (approximately $43,612,750 if the Underwriter's over-allotment option is exercised in full). The Company will contribute the net proceeds from the Offering to the Operating Partnership in exchange for additional Units, and following such contribution will own an approximately 90.1% interest in the Operating Partnership (an approximately 90.2% interest if the Underwriter's over-allotment option is exercised in full). The Operating Partnership intends to apply the net proceeds from the Offering to repay a portion of the Credit Facility, which has a variable interest rate which is currently LIBOR plus 170 basis points and is currently due and payable on July 31, 1998. Any amounts repaid under the Credit Facility may be reborrowed to fund the Company's continuing development and acquisition activities and for working capital purposes.

     Pending such uses, the net proceeds may be invested in short-term income-producing investments such as investment grade commercial paper, government and government agency securities, money market funds that invest in government securities, certificates of deposit and interest-bearing bank accounts.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     The Company's Common Shares are listed on the NYSE under the symbol "GRT." The high and low sales price of the Common Shares and distributions paid per share as reported by the NYSE are set forth below for the periods indicated.

                                                              PRICE RANGE OF
                                                               COMMON SHARES        DISTRIBUTIONS
                                                            -------------------       PAID PER
                                                             HIGH         LOW       COMMON SHARE
                                                            -------     -------     ------------
1995:
First Quarter.............................................  $21.500     $19.375       $ 0.4675
Second Quarter............................................   21.750      19.125         0.4808
Third Quarter.............................................   22.375      19.875         0.4808
Fourth Quarter............................................   20.625      16.500         0.4808
1996:
First Quarter.............................................   18.000      15.125         0.4808
Second Quarter............................................   17.500      16.250         0.4808
Third Quarter.............................................   19.625      16.000         0.4808
Fourth Quarter............................................   22.000      18.875         0.4808
1997:
First Quarter.............................................   21.875      19.125         0.4808
Second Quarter............................................   21.250      17.625         0.4808
Third Quarter (through September 30, 1997)................   23.313      20.250         0.4808(1)

---------------
(1) Payable on October 14, 1997 to shareholders of record on September 30, 1997.

     The last reported sales price of the Common Shares on the NYSE on September 30, 1997 was $22.9375 per share. As of September 26, 1997, there were approximately 893 registered holders of Common Shares.

     Since the closing of the IPO, the Company has paid regular and uninterrupted distributions. The Company intends to continue to declare quarterly distributions to shareholders of record on its Common Shares. No assurance, however, can be given as to the amounts and timing of future distributions as such distributions are subject to the Company's funds from operations, earnings, financial condition, capital requirements and such other factors as the Company's Board of Trustees deems relevant. The Company has determined that, for federal income tax purposes, approximately 31% of the $1.9232 per share distribution paid for 1996 represented a return of capital to shareholders. No assurance can be given regarding what portion of future distributions will constitute return of capital for federal income tax purposes.

     The Company has a distribution reinvestment and share purchase plan (the "Purchase Plan") which allows shareholders or Unit holders to acquire additional Common Shares by automatically reinvesting cash distributions. Common Shares are acquired pursuant to the Purchase Plan at a price equal to the prevailing market price of such Common Shares, without payment of any brokerage commission or service charge. The Purchase Plan also allows participating shareholders or Unit holders, at their election, to purchase Common Shares pursuant to the same terms and in the same manner as cash distributions are invested in amounts of not less than $100 and no more than $5,000 per calendar quarter, without payment of any brokerage commission or service charge. Shareholders who do not participate in the Purchase Plan continue to receive cash distributions, as declared and paid.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to reflect the sale of the Common Shares offered by the Company hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

                                                                          AS OF JUNE 30, 1997
                                                                         ---------------------
                                                                                         AS
                                                                          ACTUAL      ADJUSTED
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Debt:
  Notes payable........................................................  $121,443     $ 83,558
  Mortgage notes payable...............................................   469,876      469,876
                                                                         --------     --------
          Total debt...................................................   591,319      553,434
                                                                         --------     --------
Minority interest in partnership.......................................    31,345       33,037
Redeemable preferred stock:
  Series A convertible preferred shares of beneficial interest,
     40,000 shares authorized, 34,000 shares issued and outstanding....    34,000       34,000
Shareholders' equity:
  Common shares of beneficial interest, $0.01 par value per share,
     100,000,000 shares authorized; 21,904,249 shares issued and outstanding; 23,654,249 shares issued and outstanding as
     adjusted(1).......................................................       219          237
Additional paid in capital.............................................   316,938      353,113
Distributions in excess of accumulated earnings........................   (56,160)     (56,160)
                                                                         --------     --------
     Total shareholders' equity........................................   260,997      297,190
                                                                         --------     --------
          Total capitalization.........................................  $917,661     $917,661
                                                                         ========     ========

---------------
(1) Shares issued and outstanding and as adjusted excludes (i) 2,603,841 Common Shares which may be issued upon redemption of Units, (ii) 932,100 Common Shares which may be issued upon exercise of currently outstanding options granted under the Company's 1993 Employee Share Option Plan and 1993 Trustee Share Option Plan and (iii) up to 1,482,288 Common Shares which may be issued in the future upon conversion of the Company's currently outstanding Series A Preferred Shares (based on a market price per share of $22.9375 on September 30, 1997 and exclusive of any discount upon conversion which may apply).

                                   MANAGEMENT

     The trustees and executive officers of the Company are as follows:

          NAME               AGE                    POSITION WITH THE COMPANY
-------------------------    ----    --------------------------------------------------------
Herbert Glimcher.........     68     Chairman, Chief Executive Officer and Trustee***
David J. Glimcher........     45     President, Chief Operating Officer and Trustee***
William R. Husted........     60     Senior Vice President of Construction and Trustee**
Michael P. Glimcher......     29     Senior Vice President of Leasing and Trustee**
Philip G. Barach.........     67     Trustee*
Oliver Birckhead.........     75     Trustee*
E. Gordon Gee............     53     Trustee*
Alan R. Weiler...........     64     Trustee**
Harvey Weinberg..........     59     Trustee***
                                     Senior Vice President, Chief Financial Officer and
William G. Cornely.......     47     Treasurer
Timothy C. Getz..........     40     Senior Vice President and Chief Investment Officer
George A. Schmidt........     49     Senior Vice President, General Counsel and Secretary
Alan S. Perlstein........     52     Senior Vice President of Development

---------------
  * Term expires 1998

 ** Term expires 1999

*** Term expires 2000

     Herbert Glimcher, 68, has been a trustee and Chairman of the Company since its inception in September 1993. He has been Chief Executive Officer of the Company since May 1997. He served as Chairman of the Company's predecessor, The Glimcher Company, since its inception in 1959. Mr. Glimcher is a nationally recognized innovator in the field of shopping center development having been instrumental in the management, acquisition and development of over 100 shopping centers during his approximately 37-year career in real estate. Mr. Glimcher is a member of the International Council of Shopping Centers ("ICSC") and is active in several charitable and cultural organizations. Mr. Glimcher is a member of the Executive Committee and Executive Compensation Committee of the Board of Trustees.

     David J. Glimcher, 45, has been a trustee and the President of the Company since September 1993. He has been Chief Operating Officer of the Company since May 1997 and, prior thereto, was Chief Executive Officer of the Company since September 1993. He served as President of The Glimcher Company since 1987. From 1984 until 1987, he was Vice President of The Glimcher Company with responsibilities for operations, leasing, acquisitions and development. Mr. Glimcher is a member of ICSC and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") and is active in several charitable and cultural organizations. Mr. Glimcher is a member of the Executive Committee and the Executive Compensation Committee of the Board of Trustees.

     William R. Husted, 60, has been a trustee of the Company since May 1996. He has been the Senior Vice President of Construction of the Company since September 1996. Prior thereto, he served as Vice President of Development Services of the Company from January 1996 to August 1996 and as Vice President of Construction of the Company from September 1988 until December 1995. From 1985 to 1988, Mr. Husted served as Vice Director of Construction of The Glimcher Company until he was promoted in 1988 to Director of Construction. Mr. Husted is a member of the Executive Committee of the Board of Trustees.

     Michael P. Glimcher, 29, has been a trustee of the Company since June 1997 and the Senior Vice President of Leasing since September 1996. Prior thereto, he was Vice President of Leasing since April 1995 and Director of Leasing Administration since the Company's inception in 1993. Mr. Glimcher served as the Director of Leasing Administration of The Glimcher Company from the time he joined that company in 1991. Mr. Glimcher attended Arizona State University and graduated in 1990.

     Philip G. Barach, 67, has been a trustee of the Company since January 1994. He is currently a private investor and was the chairman of the board of U.S. Shoe Corporation, a national retailer, from 1990 until 1993. Prior thereto, he was the chairman of the board, president and chief executive officer of U.S. Shoe Corporation since 1968. He currently serves as a member of the Board of Directors of Union Central Life Insurance Company, R.G. Barry Corporation, Syms, Inc. and Bernard Chaus, Inc. He is also the Chairman of the Board of Advisors of the College of Nursing & Health, a division of the University of Cincinnati. Mr. Barach is a member of the Audit Committee and Executive Compensation Committee of the Board of Trustees.

     Oliver Birckhead, 75, has been a trustee of the Company since January 1994. He has been a private investor since 1988 and was the president and chief executive officer of The Central Bancorporation, a registered bank holding company, from 1969 until his retirement in 1988. Mr. Birckhead is a trustee of the Cincinnati Art Museum and is active in several other charitable and cultural organizations. Mr. Birckhead is a member of the Audit Committee and Executive Compensation Committee of the Board of Trustees.

     E. Gordon Gee, 53, has been a trustee of the Company since January 1994. He has been the president of Brown University since June 1997. Prior thereto, he was president of Ohio State University since 1990 and President of the University of Colorado from 1985 to 1990. He is a member of the Board of Directors of Banc One Corporation, The Limited, Inc., Asarco, Inc., Abercrombie & Fitch and Intimate Brands, Inc. He also serves on the Board of Advisors or Directors of the American Council on Education, the Advisory Council of Presidents to the Association of Governing Boards of Universities and Colleges and the President's Commission of the National Collegiate Athletic Association. Mr. Gee has received many honors in the fields of law and education and is active in many charitable and cultural organizations. He is a member of the Executive Compensation Committee of the Board of Trustees.

     Alan R. Weiler, 64, has been a trustee of the Company since January 1994. Mr. Weiler has been the president of Archer-Meek-Weiler Agency Inc., an insurance agency, since 1970. He is presently a member of the Board of Directors of Cincinnati Financial Corporation, an insurance holding company, and Commerce National Bank of Columbus. Mr. Weiler is active in several charitable and cultural organizations. Mr. Weiler is a member of the Audit Committee and Executive Compensation Committee of the Board of Trustees.

     Harvey Weinberg, 59, has been a trustee of the Company since July 1997. Mr. Weinberg has over 35 years experience as a retailer and manufacturer in the apparel industry, 25 years of which were spent at Hartmarx Corporation in various executive positions, the last five of which he was Chairman and Chief Executive Officer. In 1994, HSSI, Inc., of which Mr. Weinberg was President, Chief Executive Officer and a director, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. Mr. Weinberg is presently a member of the Board of Directors of Syms Corporation, a publicly traded NYSE company which is a retailer of men's and women's apparel, and Maurice Corporation, a venture capital backed retailer of men's sportswear. He serves on the advisory boards of the J.L. Kellogg Graduate School of Management at Northwestern University and the Frontenac Company a Chicago based venture capital firm and is an active member of the Commercial Club of Chicago. He is a former director of the American National Bank of Chicago and the Lakewood Bank and Trust of Dallas, Texas.

     William G. Cornely, 47, has been a Senior Vice President and Chief Financial Officer of the Company since April 1997 and Treasurer of the Company since May 1997. Prior thereto, and since 1986, he was a partner of the international accounting firm of Coopers & Lybrand L.L.P., a firm he had been associated with since 1977. Mr. Cornely has a B.S. degree from The Ohio State University. Mr. Cornely is a member of both the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

     Timothy C. Getz, 40, has been a Senior Vice President and Chief Investment Officer of the Company since September 1996. Prior thereto, he was Senior Vice President of Finance and Investments since August 1995, and Treasurer of the Company since January 1996. In addition, from January 1996 through March 1996 Mr. Getz temporarily served as Chief Financial Officer of the Company. Prior to joining the Company, Mr. Getz was employed at Ohio Public Employees Retirement System in Columbus, Ohio since 1981 where he held numerous positions, including Assistant Investment Officer, the position he held for more than five years until immediately prior to leaving such company. As Assistant Investment Officer of Ohio Public Employees Retirement System, Mr. Getz managed investments in wholly owned properties, mortgages and investments in public real estate companies. Mr. Getz is currently a council member of the Urban Land Institute, serves on the Board of Governors of the National Association of Real Estate Investors and is a member of the Editorial Board of Institutional Real Estate Newsletter.

     George A. Schmidt, 49, has been a Senior Vice President of the Company since September 1996 and General Counsel and Secretary of the Company since May 1996. Mr. Schmidt has over 23 years of experience in the practice of commercial real estate law, including six years as Assistant General Counsel of DeBartolo Realty Corporation, a NYSE listed real estate investment trust, prior to joining the Company in May 1996. Mr. Schmidt has a B.A. degree from Cornell University, an M.B.A. degree from Ohio University, and a J.D. degree from Case Western Reserve University. Mr. Schmidt is a member of the Ohio, Texas, Columbus, Ohio and American Bar Associations.

     Alan S. Perlstein, 52, has been the Senior Vice President of Development of the Company since May 1997. Prior thereto, he was Senior Vice President of Real Estate for New Market Development and Cousins Properties, a NYSE listed real estate investment trust, from 1986 to 1997.

SEVERANCE AGREEMENTS

     The Company has entered into Severance Benefit Agreements (the "Severance Agreements") with Messrs. Herbert Glimcher, David J. Glimcher, William R. Husted, George A. Schmidt, Timothy C. Getz, William G. Cornely and Michael P. Glimcher, all executive officers of the Company (each, an "Executive"). If an Executive is an employee of the Company immediately prior to a "Change in Control of GRT" (as defined in the Severance Agreements), the Executive shall be entitled to receive from the Operating Partnership a lump sum severance payment equal to three times the Executive's annual compensation during the calendar year preceding the calendar year in which the Change in Control of GRT occurs, such annual compensation to include (i) all base salary and bonuses paid or payable to the Executive, (ii) all grants of restricted Common Shares of the Company and (iii) the fair market value of any other property or rights given or awarded to the Executive by the Company. In addition, any restricted Common Shares, or options to purchase Common Shares, granted to the Executive shall vest on the day immediately prior to the date of a Change in Control of GRT.

     For a period of 18 months following a Change in Control of GRT, the Company shall maintain in full force and effect all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the date of the Change in Control of GRT, subject to certain conditions and limitations as set forth in the Severance Agreements.

     Additionally, an Executive who receives any compensation or recognizes any income which constitutes an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code, or for which a tax is otherwise payable under
Section 4999 of the Code, is entitled to receive from the Operating Partnership an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by the Executive under Section 4999 of the Code with respect to such excess parachute payments, including the Additional Amount, plus (ii) all income taxes payable by the Executive with respect to the Additional Amount.

                     SERIES A CONVERTIBLE PREFERRED SHARES

     On November 22, 1996, the Company's Board of Trustees classified and designated 40,000 shares of beneficial interest as shares of Series A Preferred Shares of which 34,000 were issued on November 27, 1996 pursuant to the Purchase Agreement. Set forth below is a summary of the material terms of the Series A Preferred Shares, which summary is qualified in its entirety by reference to the Articles Supplementary creating such series, a copy of which was attached as
Exhibit 4.1 to the Company's 8-K filed with the Commission on or about February 5, 1997, and which is incorporated by reference herein.

DIVIDENDS

     The holders of the Series A Preferred Shares shall be entitled to receive cumulative dividends, payable quarterly on March 31, June 30, September 30 and December 31, at the annual rate per share equal to the product of (x) $1,000, which amount is subject to adjustment (the "Liquidation Preference"), and at the Company's option either (y) a variable rate at the 90-day LIBOR plus 285 basis points (8.57% at September 25, 1997) or (z) a four-year fixed rate equal to the yield to maturity of the five-year U.S. Treasury Security with a remaining maturity of four years plus 285 basis points (8.79% at September 25, 1997) (the "Dividend Rate"). Currently, the Dividend Rate on the outstanding Series A Preferred Shares is as set forth in clause (y) above, however, the Company may select the Dividend Rate set forth in clause (z) at any time prior to the earliest to occur of (i) the final issuance of Series A Preferred Shares and
(ii) November 27, 1997. In the event the Company selects the Dividend Rate set forth in clause (z), upon the expiration of the four years, the Dividend Rate will return to the variable rate set forth in clause (y).

     If the Company (a) fails to maintain certain debt to asset ratios, (b) refinances its approximately $181.0 million loan with Nomura without Nomura's prior consent, or (c) permits dividends to be in arrears for two or more quarters (each a "Default"), an additional dividend of $40 per share per annum shall accrue on each Series A Preferred Share. As of the date of this Prospectus Supplement, no Defaults have occurred.

CONVERSION

     Each Series A Preferred Share is convertible at the option of the holder at any time during the period (a) beginning on the earliest of (i) the date of a Default, (ii) November 27, 2001 and (iii) the fifth anniversary of the issuance of a certificate of occupancy for The Great Mall of the Great Plains, and (b) ending on the business day prior to the date fixed for redemption or the payment of any amounts distributable on liquidation to the holders of the Series A Preferred Shares. Upon conversion, the holder of each Series A Preferred Share shall receive such number of Common Shares equal to the quotient of (x) the Liquidation Preference divided by (y) the product of (i) the average market price for the Common Shares for the 30 trading days prior to conversion times
(ii) the Applicable Conversion Percentage. Provided that no Default has occurred and is continuing, the "Applicable Conversion Percentage" shall be (a) 90%, if conversion occurs prior to November 27, 2002, (b) 85%, if conversion occurs between November 27, 2002 and November 26, 2003, (c) 80%, if conversion occurs between November 27, 2003 and November 26, 2004, and (d) 70%, if conversion occurs after November 27, 2005. Holders of the Series A Preferred Shares are entitled to certain customary anti-dilution protections in the event the Company issues any shares of its Common Shares for a consideration less than the market price in effect on the date of such issuance. Notwithstanding the foregoing, no holder of Series A Preferred Shares shall have the right to convert such Series A Preferred Shares into Common Shares if the Common Shares issued as a result of such conversion would (i) have voting power equal to or in excess of 20% of the voting power of the Common Shares outstanding or (ii) equal or exceed 20% of the number of shares of Common Shares outstanding on the date of their issuance.

VOTING

     In the event that (i) dividends on any shares of Series A Preferred shall be in arrears for two or more quarters or (ii) a Default shall have occurred and be continuing, the holders of a majority of the Series A Preferred Shares shall have the exclusive right, voting separately as a class together with the holders of other shares of convertible preferred shares issued pursuant to the Purchase Agreement (collectively, the "Pari Passu Shares"), to elect two additional trustees for one-year terms. The term of office of each trustee elected by the holders of Pari Passu Shares shall terminate when all accumulated dividends on the Pari Passu Shares have been paid in full or set aside for payment in full and no Default shall exist.

     Other than as set forth above and as required by law, holders of Series A Preferred Shares have no other voting rights except that the Company may not (i) amend or repeal any provision of the Declaration or Bylaws which would have a dilutive effect on the Series A Preferred Shares, increase the number of members of the Board of Trustees, or otherwise materially adversely affect the economic rights of the Series A Preferred Shares, (ii) issue any shares of preferred shares senior to the Series A Preferred Shares unless all Series A

Preferred Shares are redeemed with the proceeds thereof, (iii) authorize the sale of substantially all of its assets or any merger with and into another entity, and (iv) enter into a transaction with certain of its employees and shareholders on terms less favorable to the Company than those that could have been obtained in a comparable arm's length transaction with a third party without, in each such case, first obtaining the affirmative vote of the holders of a majority of the then outstanding Series A Preferred Shares. In addition, the Company may not take any action which would adversely affect the Series A Preferred Shares without the affirmative vote of the holders of at least two-thirds of the then outstanding number of shares of such adversely affected Series A Preferred Shares.

REDEMPTION

     In the event that The Great Mall of the Great Plains receives cash proceeds from any capital transaction including a sale or refinancing of The Great Mall of the Great Plains, whether or not such proceeds are made available to the Company, the Company shall be obligated to redeem, at a price equal to the Liquidation Preference plus an amount equal to any dividends accrued but unpaid thereon (the "Redemption Price"), such maximum number of whole shares of Series A Preferred Shares as may be redeemed at the Redemption Price with such proceeds. The Company may also redeem, at any time prior to conversion, at the Redemption Price, such number of whole shares of Series A Preferred Shares as determined by the Board of Trustees.

LIQUIDATION

     The holders of Series A Preferred Shares shall, in the event of any liquidation, dissolution or winding up of the Company, be entitled to receive after and subject to the payment in full to holders of any series of preferred stock senior to the Series A Preferred Shares, but before any payment shall be made to the holders of the Company's Common Shares, an amount equal to the Liquidation Preference plus any accrued dividends thereon.

                                  UNDERWRITING

     Prudential Securities Incorporated has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the 1,750,000 Common Shares offered hereby. The Company is obligated to sell, and the Underwriter is obligated to purchase, all of the Common Shares offered hereby if any are purchased.

     The Underwriter proposes to offer the 1,750,000 Common Shares included in the Offering from time to time for sale in one or more transactions on the NYSE or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale, when, as and if delivered to and accepted by the Underwriter. In connection with the sale of the 1,750,000 Common Shares included in the Offering, the Underwriter may be deemed to have received compensation from the Company in the form of underwriting discounts. The Underwriter may affect the sale of such Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriter and/or purchasers of such Common Shares for whom they may act as agents or to whom they sell as principal.

     The Company has granted the Underwriter an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to 262,500 additional Common Shares. If all such shares are purchased by the Underwriter, the aggregate purchase price for such additional shares will be $5,727,750. The Underwriter may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Common Shares offered hereby. To the extent such option to purchase is exercised, the Underwriter will become obligated, subject to certain conditions, to purchase such additional shares.

     The Company and the Operating Partnership have agreed to indemnify the Underwriter or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Company and the trustees and executive officers of the Company have agreed, except under certain limited circumstances, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Common Shares or other capital stock of the Company, or any securities convertible into, or exchangeable or exercisable for, any Common Shares or other capital stock of the Company (including Units), for a period of 90 days from the date of this Prospectus Supplement, without the prior written consent of Prudential Securities Incorporated may in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     In connection with the Offering, the Underwriter and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Common Shares for the purpose of stabilizing market price. The Underwriter also may create a short position for its account by selling more Common Shares in connection with the Offering than it is committed to purchase from the Company, and in such case may purchase the Common Shares in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short positions, up to 262,500 shares of Common Shares, by exercising the Underwriter over-allotment option referred to above. In addition, the Underwriter may impose "penalty bids" whereby it may reclaim the selling concession with respect to the Common Shares that are distributed in the offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. Battle Fowler LLP, New York, New York, is acting as counsel for the Underwriter in connection with certain legal matters relating to the sale of the Common Shares offered hereby. Robinson Silverman Pearce Aronsohn & Berman LLP and Battle Fowler LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law, including the legality of the Common Shares.

PROSPECTUS
SEPTEMBER 30, 1997

                                  $176,500,000

                             GLIMCHER REALTY TRUST

                    PREFERRED SHARES OF BENEFICIAL INTEREST,
               COMMON SHARES OF BENEFICIAL INTEREST AND WARRANTS

     Glimcher Realty Trust (the "Company") may from time to time offer in one or more series its (i) preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"), (ii) common shares of beneficial interest, $.01 par value per share ("Common Shares"), and (iii) warrants to purchase Preferred Shares or Common Shares (collectively, "Warrants"), with an aggregate public offering price of up to $176,500,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Shares, Common Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Shares, any initial public offering price; and
(iii) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of certain types of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Securities and Exchange Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

          4. The Company's Form 8-K dated February 5, 1997.

          5. The Company's Form 8-K dated June 17, 1997.

          6. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed October 21, 1993, and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading "Description of Shares of Beneficial Interest."

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Glimcher Realty Trust, Attention: William G. Cornely, 20 South Third Street, Columbus, Ohio 43215; (614) 621-9000.

                                  THE COMPANY

     Glimcher Realty Trust is a fully integrated, self-administered and self-managed Maryland REIT, which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls (including, most recently, value-oriented super regional malls) ("Mall Properties") and community shopping centers (including single tenant retail properties) ("Community Centers"). As of June 30, 1997, the Company owned interests in and operated 113 properties, consisting of 9 Mall Properties and 104 Community Centers (including 17 single tenant retail properties (collectively, the "Properties") located in 24 states. As of June 30, 1997, the Properties contained an aggregate of approximately 18.6 million square feet of gross leasable area ("GLA") and were approximately 95% leased. On July 2, 1997, the Company acquired, through a joint venture, its 10th Mall Property located in Dayton, Ohio which contains approximately 1.3 million square feet of GLA and as of September 26, 1997 was approximately 92.1% leased. On August 14, 1997, the Company opened its 11th Mall Property, The Great Mall of the Great Plains, a value-oriented regional mall located in Olathe, Kansas (a suburb of Kansas City) containing approximately 800,000 square feet of GLA. This Mall Property, which the Company developed through a joint venture, was approximately 83% leased as of September, 26, 1997.

     The Company is focused on achieving growth in multiple retail formats which appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, the Company has developed new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. The Company is committed to developing and acquiring retail properties throughout the United States that individually, or in combination with other properties owned by the Company, are capable of becoming the dominant retail properties in their markets.

     Herbert Glimcher, the Company's Chairman and Chief Executive Officer, and David J. Glimcher, the Company's President and Chief Operating Officer, have been involved in the acquisition, leasing, management and development of retail properties for approximately 37 and 23 years, respectively. The Company has assembled a management team that together possesses the skill and sophistication necessary to execute its strategy. New senior management appointments include experienced professionals in development, finance, human resources, leasing, legal and marketing. The Company believes that its team approach to property management and its ability to develop high quality and innovative retail properties on a cost effective basis combined with its established relationships with national and regional tenants and its extensive experience in understanding the needs of local tenants provide the Company with strategic advantages over other retail property operators and developers in the Company's market areas.

     All of the Company's interests in the Properties are held by, and its operations are conducted through, Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), or by entities in which the Operating Partnership has a direct or indirect interest ("Subsidiary Partnerships"). As of the date hereof, the Company owns approximately 89.4% of the Operating Partnership's outstanding units of partnership interest, and is, through its wholly owned subsidiary, Glimcher Properties Corporation ("GPC"), the sole general partner of the Operating Partnership.

     The Company, which was formed on September 1, 1993, completed its initial public offering in January 1994 (the "Initial Offering"). The Company's executive offices are located at 20 South Third Street, Columbus, Ohio 43215, and its telephone number is (614) 621-9000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                          YEAR ENDED DECEMBER 31,
SIX MONTHS ENDED     ---------------------------------
 JUNE 30, 1997       1996   1995   1994   1993   1992
----------------     -----  -----  -----  -----  -----
                      1.81   1.98   1.70   0.97   0.90
      1.48

     For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental income, if any, amortization of deferred financing costs (including amounts capitalized) and dividends payable on outstanding preferred shares. The Company's earnings were inadequate to cover fixed charges by $755,000 and $2,120,000 for the years ended December 31, 1993 and December 31, 1992, respectively, all of which were prior to the Company's Initial Offering.

                                USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement for the Operating Partnership to invest the net proceeds of any sale of Common Shares, Preferred Shares or any securities convertible into Common Shares or Preferred Shares in the Operating Partnership in exchange for a similar economic interest in the Operating Partnership. Unless otherwise described in the applicable Prospectus Supplement, the Company intends for the net proceeds from the sale of the Offered Securities to be used for general trust purposes, which may include the acquisition of properties as suitable opportunities arise, the expansion and improvement of certain properties owned or to be owned by the Company, the financing of future new development and the repayment of certain indebtedness outstanding at such time, and for working capital purposes.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

     The Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), authorizes the Company to issue up to 100,000,000 shares of beneficial interest ("Shares"), of the Company, consisting of common shares of beneficial interest and such other types or classes of shares of beneficial interest as the Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. The Board of Trustees is granted the power to authorize the issuance of one or more series of preferred shares of beneficial interest. As of September 30, 1997, 21,910,544 Common Shares were issued and outstanding and 34,000 shares of Series A Preferred Shares of Beneficial Interest, the terms of which as described in the Prospectus Supplement dated the date hereof, were issued or outstanding.

     Both the Maryland statute governing real estate investment trusts organized under the laws of that state (the "Maryland REIT Law") and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company by reason of being a shareholder. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

DESCRIPTION OF PREFERRED SHARES

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The particular terms of the Preferred Shares being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Preferred Shares. The statements below describing the Preferred Shares are in all respect subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust (including the applicable Articles Supplementary), and Bylaws.

  General

     Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the designations and terms, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, distributions, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

          (1) The title and stated value of such Preferred Shares;

          (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (3) The distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

          (4) The date from which distributions on such Preferred Shares shall accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

          (6) The provision for a sinking fund, if any, for such Preferred
     Shares;

          (7) The provision for redemption, if applicable, of such Preferred Shares;

          (8) Any listing of such Preferred Shares on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

          (10) A discussion of Federal income tax considerations applicable to such Preferred Shares;

          (11) The relative ranking and preferences of such Preferred Shares as to distribution rights (including whether any liquidation preference as to the Preferred Shares will be treated as a liability for purposes of determining the availability of assets of the Company for distributions to holders of Shares ranking junior to the Preferred Shares as to distribution rights) and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and right upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT for Federal income tax purposes; and

          (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

  Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such Preferred Shares with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Declaration of Trust for these purposes, the term "equity securities" does not include convertible debt securities.

  Distributions

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees, out of assets of the Company legally available for payment, cash distributions at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Trustees.

     Distributions on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees fails to authorize and declare a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are authorized and declared payable on any future distribution payment date.

     If any Preferred Shares of any series are outstanding, no full distributions shall be authorized, declared or paid or set apart for payment on the preferred shares of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions authorized and declared upon shares of Preferred Shares of such series and any other series of preferred shares ranking on a parity as to distributions with such Preferred Shares shall be authorized and declared pro rata so that the amount of distributions authorized and declared per share on the Preferred Shares of such series and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued distributions per share on the shares of Preferred Shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in Common Shares or other Shares ranking junior to the Preferred Shares of such series as to distributions and upon liquidation) shall be authorized and declared or paid or set aside for payment or other distribution shall be authorized and declared or made upon the Common Shares or any other Shares ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, nor shall any Common Shares or any other Shares ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other Shares ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

     Any distribution payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series which remains payable.

  Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of an equity security of the Company, the terms of such Preferred Shares may provide that, if no such equity security shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable equity security of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all shares of any series of Preferred Shares shall have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of any series have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all outstanding shares of any series of Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of any series have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have beer set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of the Preferred Shares at the end of two years after the redemption date will be returned by such bank or trust company to the Company.

  Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of Shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity security of the Company ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If the liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity security ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other corporation, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation; provided that, in each case, effective provision is made in the charter of the resulting and surviving corporation or otherwise for the recognition, preservation and protection of the rights of the holders of Preferred Shares.

  Voting Rights

     Holders of the Preferred Shares will not have any voting rights, except as set forth below or as indicated in the applicable Prospectus Supplement.

     Whenever distributions on any Preferred Shares shall be in arrears for six consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at the next annual meeting of shareholders and at each subsequent meeting until (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative distribution, six consecutive quarterly distributions shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of a majority of the shares of a series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize or create or issue, or increase the authorized or issued amount of, any class or series of equity security ranking prior to such series of Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized equity security of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Declaration of Trust, including the applicable Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof. Except as may otherwise be required by applicable law, such a class vote or consent is not required (i) in connection with any increase of the total amount of the authorized Common Shares or (ii) in connection with the authorization or increase of any class or series of Shares ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Preferred Shares of such series.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights

     The terms and conditions, if any, upon which shares of any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

DESCRIPTION OF COMMON SHARES

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Preferred Shares or upon the exercise of Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Company's Bylaws.

     Subject to the preferential rights of any Preferred Shares and to the provisions of the Declaration of Trust relating to Excess Shares (as defined below), holders of the Common Shares are entitled to receive distributions when, as and if authorized and declared by the Board of Trustees of the Company, out of assets legally available therefor. Payment and authorization of distributions on the Common Shares and purchases of Common Shares by the Company will be subject to certain restrictions if the Company fails to pay distributions on the Preferred Shares. See "Description of Shares of Beneficial
Interest -- Description of Preferred Shares". Upon any liquidation, dissolution or winding up of the Company, holders of Common Shares will be entitled to share ratably in any assets legally available for distribution to them, after payment or provision for payment of the known debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Shares. Subject to the provisions of the Declaration of Trust relating to Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. Holders of Common Shares will not have preemptive rights, which means they have no right to acquire any additional Common Shares that may be issued by the Company at a subsequent date. The Common Shares will, when issued, be fully paid and nonassessable.

     The Registrar and Transfer Agent for the Common Shares is The Huntington National Bank.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Company to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), (i) not more than 50% of the value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

     To assure that five or fewer individuals do not own more than 50% of the value of the Company's outstanding Shares, the Declaration of Trust, subject to certain exceptions, provides that no holder (other than (i) Herbert Glimcher and David J. Glimcher and (ii) any other person approved by the Board of Trustees, at their option and in their discretion, provided that such approval will not result in the termination of the status of the Company as a REIT (collectively, "Excepted Persons")) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Shares. The Articles Supplementary for any series of Preferred Shares will provide, subject to certain exceptions, that no holder (other than any Excepted Person) may own, or be deemed to own by virtue of the attribution provisions of the attribution provisions of the Code, more than 8% (the "Preferred Shares Ownership Limit", and together with the Ownership Limit, the "Ownership Limits") of the lesser of the number or the value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Preferred Shares. The Board of Trustees may also waive either of the Ownership Limits if evidence satisfactory to the Board of Trustees and the Company's tax counsel is presented, that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of either of the Ownership Limits. The limitation on owner of Common Shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David J. Glimcher is an aggregate of 25% of the lesser of the number or value of the outstanding Shares.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limits may delay, defer or prevent a change of control of the Company that might involve a premium price for the Shares or otherwise he in the best interest of the shareholders. Any change in the Ownership Limits would require an amendment to the Declaration of Trust.

     Any transfer or issuance of Shares or any security convertible into Shares that would (i) create a direct or indirect ownership of Shares in excess of either of the Ownership Limits, (ii) with respect to transfers only, result in Shares being owned by fewer than 100 persons or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no, rights to the Shares. The Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all Shares (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of the Company. The Articles Supplementary for any series of Preferred Shares will provide that the Company, by notice to the holder thereof, may purchase any or all Preferred Shares (the "Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Preferred Shares in excess of the Preferred Shares Ownership Limit or would otherwise jeopardize the REIT status of the Company. The purchase price of any Excess Shares or Excess Preferred Shares, as the case may be, shall be equal to the fair market value of such Shares reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or such price for the Shares on the principal exchange if then listed on more than one national securities exchange, or, if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Trustees in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such Shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the Shares. Any distribution paid to a proposed transferee on Excess Shares or Excess Preferred Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust or Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares or Excess Preferred Shares shall be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares or Excess Preferred Shares and to hold such Excess Shares or Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding (i) Shares or (ii) Preferred Shares must give a written notice to the Company containing the information specified in the Declaration of Trust or Articles Supplementary, as the case may be, by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may have the effect of precluding acquisition of control of the Company unless the Board of Trustees determine that maintenance of REIT status is no longer in the best interests of the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered:

          (1) the title of such Warrants;

          (2) the aggregate number of such Warrants;

          (3) the price or prices at which such Warrants will be issued;

          (4) the currencies in which the price of such Warrants may be payable;

          (5) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants;

          (6) the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security;

          (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of such Warrants will be payable;

          (8) if applicable, the date on and after which such Warrants and the related securities will be separately transferable;

          (9) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Warrants may be purchased;

          (10) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

          (11) the minimum or maximum amount of such Warrants which may be exercised at any one time;

          (12) information with respect to book-entry procedures, if any;

          (13) a discussion of certain Federal income tax considerations; and

          (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), governing the Federal income tax treatment of a REIT and of certain Federal tax considerations relevant to the purchase, ownership and disposition of Common Shares, Preferred Shares and Warrants and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold Common Shares, Preferred Shares and Warrants as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker-dealers.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998). No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER OF THE COMMON SHARES, PREFERRED SHARES AND/OR WARRANTS IS ADVISED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, PREFERRED SHARES AND/OR WARRANTS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAXATION OF THE COMPANY

  General

     The Company elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with its taxable year ended December 31, 1994. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to operate in a manner that will enable it to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations made by the management of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Federal Income Tax Considerations -- Failure to Qualify as a Real Estate Investment Trust."

     If the Company qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

     The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for the Company's taxable year ending December 31, 1998, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the

75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation (or if a REIT such as the Company holds such an asset beginning on the first day of the first taxable year for which the Company qualifies as a REIT), and the Company recognizes gain on the disposition of such an asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company (or the date the Company first qualified as REIT), then, pursuant to guidelines issued by the Internal Revenue Service ("IRS"). The excess of the fair market value as of the beginning of the applicable Recognition Period over the Company's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate.

  Requirements for Qualification

     A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five of fewer individuals (as defined in the Code to include certain entitles); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less then 12 months.

     The Company has represented that it has satisfied the requirements set forth above. In addition, the Declaration of Trust provides restrictions regarding the transfer of the Company's shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(5) and (6) above. Such transfer restrictions are described in "Description of Shares of Beneficial Interest -- Restrictions on Transfer."

     Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement described in (6) above. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

  Ownership of a Partnership Interest

     In the case of a REIT that is a partner in a partnership, treasury regulations promulgated under the Code ("Treasury Regulations") provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein, provided that such partnership is treated as a partnership for federal income tax purposes and is not taxable as a corporation for federal income tax purposes.

  Income Tests

     There are three percentage tests relating to the sources of the Company's gross income that the Company must satisfy annually to maintain its qualification as a REIT. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying from the 75% test and from dividends, interest, and from the sale or disposition of stock or securities. Third, in each taxable year short-term gains from sales of stock or securities, gains from sales of property (other than foreclosure property) held primarily for sale and gains from the sale or other taxable disposition of real property held for less than four years (other than from involuntary conversions and foreclosure property) must represent less than 30% of the Company's gross income. However, the 1997 Act repeals the 30% gross income test effective for the Company's taxable year beginning January 1, 1998. As discussed earlier (see "Ownership of a Partnership Interest"), in applying these tests, if the Company invests in a partnership, such as the Operating Partnership, the Company will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     With respect to the 30% of gross income limitation on gains from sales of real properties, the Company has disposed of certain real properties in 1996 and 1997. However, the total amount of gain recognized on those dispositions was not material and the 30% limitation was satisfied in 1996 (and is expected to be satisfied in 1997). Furthermore, with respect to the tax on prohibited transactions described above, the Company believes that none of those sales were subject to such tax.

     Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only it several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. The Company will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services. The Company has represented that each of the above requirements has been satisfied. In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code.

These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test.

  Asset Tests

     At the close of each quarter of its taxable year, the Company, in order to qualify as a REIT, must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. In addition, not more than 25% of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

  Annual Distribution Requirements

     The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or (b) the payment of severance benefits that may not be deductible to the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     In the event of a deficiency determined by the IRS, the Company may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above and is ineligible for relief from such failure. In that event, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. Also, in that event, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations of the Code, will be eligible for the 70% dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section 1059). The Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

FEDERAL INCOME TAXATION OF SHAREHOLDERS

  General

     As long as the Company qualifies for taxation as a REIT, distributions with respect to Common Shares, Preferred Shares or Common Shares acquired in conversion of any convertible Preferred Shares (collectively "Shares") made out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of the Company will be allocated first to distributions with respect to Preferred Shares and then to distributions with respect to Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. It is not clear under the 1997 Act whether, for a U.S. shareholder who is an individual or an estate or trust, such amounts will be taxable at the rate applicable to mid-term capital gain (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) or at the rate applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than 18 months). This uncertainty may be clarified by future legislation or regulation. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The 1997 Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic shareholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the shares of the Company in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     Capital gain realized by the Company on the sale of its assets generally will equal the difference between the sale price and the Company's tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the "Contributed Properties") was not fully taxable, the Operating Partnership's initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors' basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis should not result in a greater taxable gain to the Company than would have been the case if the Contributed Properties had been purchased by the Company in a fully taxable transaction. See "Tax Aspects of the Operating Partnership and the Subsidiary Partnerships -- Income Taxation of the Operating Partnership and Its Partners -- Tax Allocations with Respect to Contributed Properties" and
"-- Sale of the Operating Partnership's Property." Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if the Company had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, the Company may be entitled to greater depreciation deductions in the initial years following the formation of the Company. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of the Company. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company no later than January 31 of the following year. The Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     The IRS has ruled that if a REIT's dividend reinvestment plan allows shareholders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 95% distribution test described above at "Federal Income Taxation of the Company -- Annual Distribution Requirements." Under the terms of the Company's Distribution Reinvestment and Share Purchase Plan (the "Purchase Plan"), shares are generally thereunder acquired at 100% of fair market value without a discount. Thus, distributions reinvested under the Purchase Plan will count towards satisfying the 95% distribution test. Shareholders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested with the Company (i.e., the tax is not deferred until the shares received from participation in the Purchase plan are sold or disposed of).

  Conversion of Convertible Preferred Shares into Common Shares

     No gain or loss will be recognized to a shareholder upon conversion of any convertible Preferred Shares solely into shares of Common Shares. However, gain realized upon the receipt of cash paid in lieu of fractional shares of Common Shares will be taxed immediately to a converting shareholder. Except to the extent of cash paid in lieu of fractional shares of Common Shares, the adjusted tax basis for the shares of Common Shares received upon the conversion will be equal to the adjusted tax basis of any convertible Preferred Shares converted, and the holding period of the shares of Common Shares will include the holding period of any convertible Preferred Shares converted. A holder of any convertible Preferred Shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into Common Shares.

  Adjustment of Conversion Price

     Section 305(c) of the Code and the Treasury Regulations thereunder treat as a dividend certain constructive distributions of shares with respect to Preferred Shares. The operation of the conversion price adjustment provisions of any convertible Preferred Shares, or the failure to adjust fully the conversion price for any convertible Preferred Shares to reflect a distribution of shares, share warrants or share rights with respect to the Common Shares, or a reverse share split, may result in the deemed receipt of a dividend by the holders of any convertible Preferred Shares or the Common Shares if the effect is to increase such holders' proportionate interests in the Company. However, adjustments to reflect nontaxable share splits or distributions of shares, share warrants or share rights will, generally, not be so treated. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

  Redemption of Preferred Shares

     If the redemption price of Preferred Shares that is subject to optional redemption by the Company exceeds its issue price, and if such excess is not considered "reasonable", the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares is first redeemable. In this respect, the regulations provide as a safe harbor that a redemption premium not in excess of ten percent of the issue price of shares which is not redeemable for five years from the date of issue is considered reasonable for this purpose. Even if the precise tests of the safe harbor cannot be met, however, a call premium will be regarded as reasonable if such premium is in the nature of a penalty for a premature redemption of the Preferred Shares and such premium does not exceed the amount the issuer would be required to pay for the right to make such premature redemption under the market conditions existing at the time of issuance.

     Gain or loss recognized by a holder on a redemption of Preferred Shares will be treated as a gain or loss from the sale or exchange of the Preferred Shares (see "Other Disposition" below), if, taking into account shares that are actually or constructively owned under the rules of Code Section 318 by such holder, either (i) the holder's interest in Common Shares and Preferred Shares is completely terminated as a result of the redemption, (ii) the redemption is "substantially disproportionate" with respect to the holder or (iii) the redemption is "not essentially equivalent to a dividend". Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event, requires a "meaningful reduction" in such holder's interest in the Company.

     If none of the above conditions is satisfied, the entire amount of the cash received on a redemption of the Preferred Shares will be treated as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits). The holder's basis in the redeemed Preferred Shares would, in such case, be transferred to the holder's remaining shares of the Company (if any).

  Other Disposition

     Upon the sale or exchange of Shares to or with a person other than the Company or a sale or exchange of Shares with the Company to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as long-term capital gain or loss if the holder held such Shares for more than one year. For this purpose, the period for which any convertible Preferred Shares was held would be included in the holding period of any Common Shares received upon conversion thereof.

  Warrants

     A holder generally will not recognize income or loss upon the acquisition of a Warrant. A holder who receives shares upon the exercise of a Warrant should not recognize gain or loss except to extent of any cash received for fractional shares. Such a holder would have a tax basis in the shares acquired pursuant to a Warrant equal to the amount of the purchase price allocated to the Warrant plus the amount paid for the shares pursuant to the Warrant. The holding period for the shares acquired pursuant to a Warrant would begin on the date of exercise. Upon the subsequent sale the shares acquired pursuant to a Warrant or upon a sale of a Warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such shares or Warrant, as the case may be. Such gain or loss would be long-term capital gain or loss if the holding period for the shares or Warrant sold is more than one year on the date of sale. The foregoing assumes that Warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to shares of the Company and that Code
Section 1092 will not apply.

  Backup Withholding and Information Reporting

     A noncorporate holder of Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, any Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

  Foreign Shareholders

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the

Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

  Tax-Exempt Shareholders

     Dividends from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception.

TAX RISKS OF THE COMPANY'S OWNERSHIP INTEREST IN THE OPERATING PARTNERSHIP

     All of the Company's investments are through the Operating Partnership, which in turn will hold interests in the Subsidiary Partnerships. The ownership of these partnership interests may involve special tax risks for the Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of the Company, or a challenge to the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by the Company's partners or by the partnerships that could adversely affect the Company's qualification as a REIT, for example, by requiring the sale of a property. If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association, such partnership (or entity) would be taxable as a corporation, with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entity's) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Tax Considerations."

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships and the Operating Partnership's investment in the Subsidiary Partnerships. (The Operating Partnership and the Subsidiary Partnerships are sometimes collectively referred to herein individually as a "Partnership" and collectively as the "Partnerships".) The discussion does not cover state or local tax laws or any Federal tax laws either than income tax laws.

  Classification

     In general, a partner of a partnership is entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the partnership only if the partnership is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation if it (i) is an association and is not described in Treasury Regulations Sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8), (ii) has two or more members, and (iii) does not elect to be classified for Federal income tax purposes as a corporation. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, based on certain representations of the Company, each Partnership qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes.

     If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association taxable as a corporation, such partnership (or entity) would be taxable as a corporation with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entities) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends, and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Taxation of the Company -- General", and
"-- Income Tests" and "-- Asset Tests" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

  Income Taxation of the Operating Partnership and Its Partners

     A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company, in the case of each of the Partnerships (and the Operating Partnership, in the case of the Subsidiary Partnerships), will be required to take into account its allocable share of the income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of such partner, without regard to whether such partner has received or will receive any distribution from such Partnership.

  Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Partnerships generally are in accordance with its partners' respective percentage interests and are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to Contributed Properties

     Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreement of the Operating Partnership requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code using the equivalent of the "traditional method" described in Treasury Regulations Section 1.704-3(b).

  Depreciation

     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Accordingly, depreciation on any property contributed to the Operating Partnership will be allocated to its partners in a manner designed to reduce the difference between such property's fair market value and its tax basis, using methods that are intended to be consistent with statutory intent under Section 704(c) of the Code. On the other hand, depreciation with respect to any property purchased by the Operating Partnership (or the Subsidiary Partnerships) will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership (or the Subsidiary Partnerships).

     As of the closing of the Initial Offering, the Operating Partnership revalued its assets and restated the capital account of the partners to fair market value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f). As a result, depreciation as well as gain and loss will again be allocated in such manner so as to take into account the variation between fair market value and tax basis pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(4). The method used to allocate depreciation is intended to comply with the statutory intent under Section 704(c) of the Code, and will be made in accordance with a permissible method under the Treasury Regulations under Section 704(c) of the Code.

  Sale of the Operating Partnership Property

     Generally, any gain realized upon a sale of the property held by any of the Partnerships for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of the Operating Partnership's assets and the restatement of its capital accounts to fair market value, any unrealized gain attributable to appreciation in its property prior to the closing of the Initial Offering ("Built-in-Gain") must, when recognized, be allocated to the partner who contributed such property. Such Built-in-Gain would generally be equal to the difference between the fair market value of the property upon the closing of the Initial Offering and the adjusted tax basis of the Operating Partnership in such property upon the closing of the Initial Offering. However, the Company will not be allocated any Built-in-Gains by the Operating Partnership. In addition, as described above and pursuant to the Code, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to the Partnership.

     The Company's share of any gain realized by any of the Partnerships on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Each of the Partnerships intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating similar properties and to make such occasional sales as are consistent with its investment objectives.

  Partnership Anti-Abuse Regulations

     Under the "Partnership Anti-Abuse Rules" contained in Treasury Regulations
Section 1.702-2, the IRS is authorized to recharacterize transactions involving partnerships where the partnership has a principal purpose of reducing federal tax labilities in a manner inconsistent with the intent of the partnership rules contained in the Code. In Treasury Regulation Section 1.702-2(d), Example 4, the IRS concluded under the facts described therein, that the use of a partnership structure by a REIT was consistent with the intent of the partnership rules; accordingly, recharacterization in that case was not appropriate. Thus, the Partnership Anti-Abuse Rules should not affect the Company's ability to qualify as a REIT.

STATE AND LOCAL TAXATION

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Such state or local taxation may differ from the Federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by the Company or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Offered Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such

Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the particular Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Offered Securities or number of Warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 ERISA MATTERS

     The Company may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or a disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the Offered Securities should consult with its legal counsel.

                                 LEGAL MATTERS

     Certain legal matters, including those described under "Federal Income Tax Considerations", will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. Robinson Silverman Pearce Aronsohn & Berman LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore Maryland, as to certain matters of Maryland law, including the legality of the Offered Securities.

                                    EXPERTS

     The audited financial statements and schedule incorporated by reference in this Prospectus and elsewhere in this Registration Statement to the extent and for the periods indicated in their reports have been audited by Coopers & Lybrand L.L.P., independent accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     Future financial statements of the Company and the reports thereon of Coopers & Lybrand L.L.P. also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

======================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                       PAGE
                                       ----
Prospectus Supplement Summary........   S-3
Risk Factors.........................   S-5
Recent Developments..................  S-12
Use of Proceeds......................  S-18
Price Range of Common Shares and
  Distributions......................  S-19
Capitalization.......................  S-20
Management...........................  S-21
Series A Convertible Preferred
  Shares.............................  S-23
Underwriting.........................  S-26
Legal Matters........................  S-27

                                   PROSPECTUS

                                       PAGE
                                       ----
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
The Company..........................     4
Ratios of Earnings to Fixed
  Charges............................     4
Use of Proceeds......................     5
Description of Shares of Beneficial
  Interest...........................     5
Description of Warrants..............    12
Federal Income Tax Considerations....    13
Plan of Distribution.................    25
ERISA Matters........................    26
Legal Matters........................    26
Experts..............................    26

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                                1,750,000 Shares

                          [GLIMCHER REALTY TRUST LOGO]

                             GLIMCHER REALTY TRUST
                                 Common Shares

                             of Beneficial Interest
                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                       ----------------------------------
                       PRUDENTIAL SECURITIES INCORPORATED
                               September 30, 1997

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